Exhibit 99.1

June 2, 2015

FOR IMMEDIATE RELEASE

SirenGPS and HDS International Execute Asset Purchase Agreement

ST. LOUIS, MO, June 2, 2015/via InvestorHub News Service/ -- HDS International Corp. (OTC:  HDSI), a technology development company, today announced that it has executed an Asset Purchase agreement with St Louis based SirenGPS, Inc. to acquire the software and intellectual property that form the basis of the SirenGPS emergency management software as a service (SaaS) platform. The deal transfers ownership of the SirenGPS emergency management software application, trademark, copyright and related intellectual property to HDSI in exchange for a $6,500,000 (US) note. The note carries a zero (0%) interest rate and is convertible at the option of the seller into restricted Series B Preferred shares of HDSI at sixteen cents per Series B Preferred Share. This represents a common share price of $0.0008, a 400% premium over the closing price on June 1, 2015 the trading day prior to the day the agreement was executed.

HDSI CEO Paul Rauner explained that "[T]his transaction is the final step in the transition of the SirenGPS emergency management business into the public entity that we acquired control of in March. SirenGPS will retain ownership of patent claims related to video tools that we do not believe are part of the core service offering, and will seek to market that product under a different name. The balance of the intellectual property and all of the software that forms the basis of the SirenGPS emergency management services becomes the property of the public entity." The Company recently filed a 14C with the Securities Exchange Commission, realigning the Company's stock structure to enable the reservation of shares necessary to meet the obligations under this Asset Purchase Agreement (APA). This APA also provides the rights to change the name of the Company to SirenGPS, ownership of the SirenGPS brand and allows HDSI to change its ticker to SGPS.

Rauner explains the structure of the transaction as follows: "We staged the process of moving SirenGPS assets into HDSI in order to protect the original investors from the risk associated with taking on the 'baggage' that comes with a pre-existing public entity. We have been able to restructure HDSI, overcome a few substantial obstacles and sign financing commitments for $4.6 million, satisfying the requirements to complete the transaction. The incomplete transaction was confusing to shareholders and to our customers, so the timing is right to move forward in order to provide transparency to the market." In regard the conversion price associated with the APA, Rauner said that "While the conversion share price is a significant premium over the current share price, we believe that [HDSI] shares are substantially under-priced. I believe this will ultimately represent a tremendous value purchase for HDSI and create value for HDSI and SirenGPS shareholders in the future. The emergency management market is approaching an inflection point, driven by domestic and international threats, natural disasters, and social unrest.  We believe HDSI is well positioned to become the market leader in this space by bringing the patent pending SirenGPS platform to municipalities, surrounding communities, medium and large enterprises, and foreign countries over the coming years."

For additional information about HDSI, please visit www.hdsicorp.com, or refer to the Company's regulatory filings at www.sec.gov.

About HDS International Corp.

HDS International Corp. (OTC Pink: HDSI), is a technology development company based in St. Louis, MO, providing emergency management software services under a license agreement with SirenGPS, Inc., a Delaware corporation headquartered in Missouri.

Forward-Looking Statements

Statements not historical in nature, are intended, and are hereby identified as, "forward-looking statements". Forward-looking statements may be identified by words including "anticipate," "believe," "intends," "estimates," "expect," and similar expressions. The Company cautions readers that forward-looking statements including, without limitation, those relating to future business prospects are subject to risks and uncertainties that could cause actual results to differ materially from projections, estimates or aspirations, due to factors such as those relating to economic, governmental, technological, and any risks and factors identified from time to time in the Company's reports filed with the SEC.

CONTACT INFORMATION

HDS International Corp.
401-400-0028
info@hdsicorp.com
http://www.hdsicorp.com